EXHIBIT 10.13

Industrial Lease

Willow Park

Menlo Park, California

AMB Property, L.P., a Delaware limited partnership,

as Landlord,

and

Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc.,

as Tenant

Table or Contents

i

	12.4	Effectiveness of Transfer and Continuing Obligations	10
	12.5	Rent Adjustment/Recapture	11
	12.6	Transfer Premium	11
	12.7	Waiver	11
	12.8	Special Transfer Prohibitions	11
	12.9	Affiliates	11

13.	Default; Remedies		12
	13.1	Default	12
	13.2	Remedies	12
	13.3	Late Charges	13

14.	Condemnation		14

15.	Estoppel Certificate and Financial Statements		14
	15.1	Estoppel Certificate	14
	15.2	Financial Statement	14

16.	Additional Covenants and Provisions		14
	16.1	Severability	14
	16.2	Interest on Past-Due Obligations	14
	16.3	Time of Essence	14
	16.4	Landlord Liability	14
	16.5	Entire Agreement	14
	16.6	Notice Requirements	15
	16.7	Date of Notice	15
	16.8	Waivers	15
	16.9	Holdover	15
	16.10	Cumulative Remedies	15
	16.11	Binding Effect; Choice of Law	15
	16.12	Landlord	15
	16.13	Attorneys’ Fees and Other Costs	15
	16.14	Landlord’s Access; Showing Premises; Repairs	15
	16.15	Signs	16
	16.16	Termination; Merger	16
	16.17	Quiet Possession	16
	16.18	Subordination; Attornment; Non-Disturbance	16
	16.19	Rules and Regulations	16
	16.20	Security Measures	16
	16.21	Reservations	16
	16.22	Conflict	17
	16.23	Offer	17
	16.24	Amendments	17
	16.25	Multiple Parties	17
	16.26	Authority	17
	16.27	Recordation	17
	16.28	Confidentiality	17
	16.29	Landlord Renovations	17
	16.30	Waiver of Jury Trial	17
	16.31	Clean Room Equipment	17
	16.32	HVAC Units: Drawings	17
	16.33	Generator	17

Glossary

The following terms in the Lease are defined in the paragraphs opposite the terms.

Term	Defined in Paragraph

Access Notice

Additional Rent

Affiliates

Alteration/Alterations

Applicable Requirements

Approved Final Drawings

Base Rent

Basic Provisions

Brokers

Building

Building Operating Expenses

Building Standards

Change Order

Change Requests

Clean Room Equipment

Code

Commencement Date

Commencement Date Certificate

Common Areas

Common Area Operating Expenses

Completion Date

condemnation

Contractor

CUP

Default

Equipment Area

Election Notice

Excess Tenant Improvement Costs

Existing Tenant

Expansion Space/Expansion Spaces

Expiration Date

Extended Term

Fair Market Rental Rate

Final Drawings

Force Majeure Delays

General Contractor

Generator Equipment

Hazardous Substance

HVAC

Industrial Center

Initial Plans

Landlord

Landlord Entities

Landlord’s Notice

Landlord Response Period

Lease

Lenders

Mortgage

nondisturbance agreement

Offer

Operating Expenses

Option

Option Notice

Tenant Improvement Allowance

Tenant Improvement Costs

Tenant Improvements

Party/Parties

Permitted Use

Phase

Phase Operating Expenses

Premises

Prevailing Party

Proposed Effective Date

Real Property Taxes

Renovations

Rent

Rent Commencement Date

Exhibit F

4.1

12.9

7.3

6.3

Exhibit F

1.4

1

1.13

1.2

4.2(b)

Exhibit F

Exhibit F

Exhibit F

16.31

12.8

1.3

3.3

2.2

4.2(b)

Exhibit F

14

Exhibit F

6.2

13.1

16.33

Addendum 2

Exhibit F

1.3

Addendum 2

1.3

Addendum 1

Addendum 1

Exhibit F

Exhibit F

Exhibit F

16.33

6.2(a)

4.2(a)(x)

1.2

Exhibit F

1.1

6.2(c)

Addendum 2

12.2

1.1

6.4

16.18(a)

16.18(c)

Addendum 1

4.2

Addendum I

Addendum 1

Exhibit F

Exhibit F

Exhibit F

1.1

1.8

1.2

4.2(b)

1.2

16.13

12.2

10.2

16.29

4.1

4.1

Reportable Use

Requesting Party

Responding Party

Rules and Regulations

Second Response Period

Security Deposit

Space Plan

Subject Space

Substantial Completion/Substantially Completed/

Substantially Complete

Tenant

Tenant Delays

Tenant Entities

Tenant Move-in Questionnaire

Tenant’s installations

Tenant’s Notice

Tenant’s Pre-Occupancy Work

Tenant’s Property

Tenant’s Share

Term

Transfer Plans and Specifications

Transfer Premium

Transferee

Transferee HazMat Certificate

Transfers

Utility Expenses

Work

6.2(a) 15.1 15.1 16.19 12.2 1.7 Exhibit F 12.2 Exhibit F 1.1 Exhibit F 6.2(c) 6.5 Exhibit F 12.2 Exhibit F 7.1 1.5 1.3 12.3 12.6 12.1 12.4 12.1 11 Exhibit F

AMB Property Corporation

Industrial Lease

1.	Basic Provisions (“Basic Provisions”).

1.1 Parties. This Lease (“Lease”) dated December 10, 2009, is made by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”) (collectively, the “Parties” or individually, a “Party”).

1.2 Premises. The premises (“Premises”), which are the subject of this Lease, are located in the industrial center commonly known as Willow Park (the “Industrial Center”). The Premises consist of an approximately 29,371 square foot building (“Building”) commonly known as 1394 Willow Road, Menlo Park, California and as depicted on Exhibit A. The Building is also identified on Exhibit A. The phase (“Phase”), which is also identified on Exhibit A consists of a portion of the Industrial Center in which the Building is located.

If the Premises are all of the Building, there shall, for purposes of this Lease, be no distinction between the words “Premises” or “Building” Tenant shall have nonexclusive rights to the Common Areas (as defined in Paragraph 2.2 below) but shall not have any rights to the roof, exterior walls, or utility raceways of the Building or to any other buildings in the Industrial Center, except to the extent required by the terms of Paragraph 7.1 of this Lease. The Industrial Center consists of the Premises, the Building, the Phase, the Common Areas, the land upon which they are located, and all other buildings and improvements within the boundaries of the Industrial Center.

1.3 Term. Approximately sixty four (64) months and twenty (20) days (“Term”) commencing on December 11, 2009 (“Commencement Date”) and ending sixty (60) months following the Rent Commencement Date (defined below) (“Expiration Date”): provided, however, in no event shall the Commencement Date occur prior to the termination of that certain lease between Landlord and Conor Medsystems, LLC, a Delaware limited liability company (“Existing Tenant”) and the termination of such lease with Existing Tenant is a condition precedent to the effectiveness of this Lease and the Commencement Dale of this Lease.

1.4 Base Rent. Base monthly rent (“Base Rent”) shall be payable as follows:

Months of Term	Monthly Base Rent

Rent Commencement Date - 04	$0
05-12	$48,462.15
13-24	$49,916.01
25-36	$51,413.49
37-48	$52,955.89
49-60	$54,544.57

1.5 Tenant’s Share of Operating Expenses (“Tenant’s Share”).

(a)	Common Area Operating Expenses	2.95%
(b)	Building Operating Expenses	100%
(c)	Phase Operating Expenses	0%

1.6 Tenant’s Estimated Monthly Rent Payment. Following is the estimated monthly Rent payment to Landlord pursuant to the provisions of this Lease. This estimate is made at the inception of the Lease and is subject to adjustment pursuant to the provisions of this Lease. The Estimated Total Monthly Payment, set forth below, shall be paid to Landlord no later than the Commencement Date.

(a)	Base Rent (Paragraph 4.1)	$48,462.15
(b)	Operating Expenses (Paragraph 4.2. excluding Real Property Taxes, Landlord Insurance, and HVAC)	$4,817.00
(c)	Landlord Insurance (Paragraph 8.3)	$499.00
(d)	Real Property Taxes (Paragraph 10)	$2,585.00

	Estimated Total Monthly Payment	$56,363.15

1.7 Security Deposit. $54,544.57 (“Security Deposit”).

1.8 Permitted Use (“Permitted Use”). General office, manufacturing, wet laboratory and other research and development uses consistent with biotechnology and medical device companies, but only to the extent permitted by the City in which the Premises are located and all agencies and governmental authorities having jurisdiction of the Premises.

1.9 Guarantor. None

1.10 Addenda. Attached hereto are the following Addenda, all of which constitute a part of this Lease:

Addendum 1: Option to Extend

Addendum 2: Right of First Offer

1.11 Exhibits. Attached hereto are the following Exhibits, all of which constitute a part of this Lease:

Exhibit A:	Description of Premises.
Exhibit B:	Commencement Date Certificate.
Exhibit C:	Tenant Move-in and Lease Renewal Environmental Questionnaire
Exhibit D:	Move Out Standards
Exhibit E:	Rules and Regulations
Exhibit F:	Tenant Improvements
Exhibit G:	Clean Room Equipment

1.12 Address for Rent Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord at the following address:

AMB Property, L.P.

c/o AMB Property Corporation

P.O. Box 6156

Hicksville, NY 11802-6156

1.13 Brokers. Tenant represents that it has not dealt with any real estate brokers or agents other than NAI BT Commercial representing Landlord and Cornish & Carey Commercial representing Tenant (collectively, the “Brokers”). The Brokers shall receive commissions pursuant to a separate listing agreement with Landlord.

2.	Premises and Common Areas.

2.1 Letting. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants, and conditions, set forth in this Lease. Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent and/or Operating Expenses is an approximation which Landlord and Tenant agree is reasonable, and the Base Rent and Tenant’s Share based thereon is not subject to revision whether or not the actual square footage is more or less. Except as set forth in Exhibit F attached hereto, Tenant accepts the Premises in its present “As-Is” condition, state of repair and operating order. Landlord shall deliver the Premises, clean room, roof and lights in good working order and repair with the existing building operating systems, including electrical, mechanical, plumbing, lighting and sprinkler systems in good working order and repair as of the Rent Commencement Date (defined below) and Tenant shall have a warranty period of sixty (60) days after the Rent Commencement Date to confirm such condition. Tenant’s failure to notify Landlord in writing within such sixty (60) day period of any deficiencies in such systems shall be deemed Tenant’s approval of the condition thereof.

2.2 Common Areas - Definition. “Common Areas” are all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and other tenants of the Industrial Center and their respective employees, suppliers, shippers, tenants, contractors, and invitees.

2.3 Common Areas - Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions, and restrictions governing the use of the Industrial Center.

2.4 Common Areas - Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable Rules and Regulations with respect thereto in accordance with Paragraph 16.19.

2.5 Common Area Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof; and

(f) To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

2.6 Parking. At no additional cost to Tenant, Tenant may use Tenant’s Share of the undesignated vehicle parking spaces, on an unreserved and unassigned basis, on those portions of the Common Areas designated by Landlord for such parking. Landlord shall exercise reasonable efforts to ensure that such spaces are available to Tenant for its use, but Landlord shall not be required to enforce Tenant’s right to use the same. Tenant shall not use more parking spaces than such number. Such parking spaces shall be used only for parking by vehicles no larger than full sized passenger automobiles or pick-up trucks and in no event shall Tenant or any of Tenant’s Entities park or permit any parking of vehicles overnight. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable as additional rent upon demand by Landlord. Landlord may change the number of parking spaces and configuration of the parking areas at any time, and may assign reserved parking spaces to any tenant, in Landlord’s sole discretion; provided, Landlord shall not reduce Tenant’s Share of undesignated vehicle parking spaces.

2.7 Access. Subject to emergencies, Applicable Requirements (defined below) and the terms of Paragraphs 9 and 14, Landlord shall use its commercially reasonable efforts to provide access to Tenant (i) through that certain gate which separates Adams Court and the Phase, twenty four (24) hours a day, seven (7) days a week and (ii) to the Premises twenty four (24) hours a day, seven (7) days a week.

3.	Term.

3.1 Term. The Commencement Date. Expiration Date, and Term of this Lease are as specified in Paragraph 1.3.

3.2 Delay in Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant by the Commencement Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. In such case, Tenant shall not, except as otherwise provided herein, be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant.

3.3 Commencement Date Certificate. At the request of Landlord, Tenant shall execute and deliver to Landlord a completed certificate (“Commencement Date Certificate”) in the form attached hereto as Exhibit B.

4.	Rent.

4.1 Base Rent. Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as “Additional Rent”) in lawful money of the United States, without offset or deduction, in advance on or before the first day of each month of the Term commencing on the later of Substantial Completion of the Tenant Improvements or May 1, 2010 (“Rent Commencement Date”); provided, Tenant shall not be obligated to pay Base Rent for the first four (4) months following the Rent Commencement Date, Base Rent and Additional Rent for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant, Base Rent and Additional Rent are collectively referred to as “Rent.” All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent.

4.2 Operating Expenses. Commencing on the Rent Commencement Date. Tenant shall pay to Landlord on the first (1st ) day of each month during the Term hereof, in addition to the Base Rent as and when set forth above in Section 4.1. Tenant’s Share of all Operating Expenses in accordance with the following provisions.

(a) “Operating Expenses” are all costs incurred by Landlord relating to the ownership and/or operation of the Industrial Center, Phase, Building, and Premises including, but not limited to, the following:

(i) Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs, and/or tenant directories.

(ii) Water, gas, electricity, telephone, and other utilities not paid for directly by tenants of the Industrial Center.

(iii) Trash disposal, snow removal, security and the management and administration of any and all portions of the Industrial Center, including, without limitation, a property management fee, accounting, auditing, billing, postage, salaries and benefits for clerical and supervisory employees, whether located at the Industrial Center or off-site, payroll taxes and legal and accounting costs and all fees, licenses and permits related to the ownership, operation and management of the Industrial Center;

(iv) Reserves set aside for maintenance, repair and replacements of improvements within the Industrial Center.

(v) Real Property Taxes.

(vi) Premiums and all applicable deductibles for the insurance policies maintained by Landlord under paragraph 8 below.

(vii) Environmental monitoring and insurance programs.

(viii) Monthly amortization of capital improvements to any portion of the Industrial Center which are not expensed by Landlord, including any capital improvements made pursuant to Paragraph 7.2 below which are subject to reimbursement under this Paragraph 4.2. The monthly amortization of any such capital improvement shall be the sum of the (a) quotient obtained by dividing the cost of the capital improvement by Landlord’s reasonable estimate of the number of months of useful life of such improvement plus (b) an amount equal to the cost of the capital improvement with interest thereon at the lesser of 10% per annum or the maximum interest rate permitted by law.

(ix) Maintenance of the Industrial Center, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, and fire detection and sprinkler systems.

(x) Heating, ventilating, and air conditioning systems (“HVAC”) the costs for which are not the sole responsibility of Tenant or another tenant of the Industrial Center.

(b) Tenant’s Share of Operating Expenses that are not specifically attributed to the Premises, Building or Phase (“Common Area Operating Expenses”) shall be that percentage shown in Paragraph 1.5(a). Tenant’s Share of Operating Expenses that arc attributable to the Building (“Building Operating Expenses”) shall be that percentage shown in Paragraph 1.5(b). Tenant’s Share of Phase Operating Expenses that are attributable to the Phase (“Phase Operating Expenses”) shall be that percentage shown in Paragraph 1.5(e). Landlord, in its sole discretion, shall determine which Operating Expenses are Common Area Operating Expenses, Building Operating Expenses, Phase Operating Expenses or expenses to be entirely borne by Tenant.

(c) The inclusion of the improvements facilities, and services set forth in Subparagraph 4.2(a) shall not impose any obligation upon Landlord either to have said improvements or facilities or to provide those services.

(d) Tenant shall pay monthly in advance, on the same day that the Base Rent is due, Tenant’s Share of the expenses set forth in Paragraph 1.6. Landlord shall deliver to Tenant within 90 days after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual expenses incurred during the preceding year. If Tenant’s estimated payments under this Paragraph 4(d) during the preceding year exceed Tenant’s Share as indicated on said statement. Tenant shall be credited the amount of such overpayment against Tenant’s Share of expenses next becoming due. If Tenant’s estimated payments under this Paragraph 4.2(d) during said preceding year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 10 days after delivery by Landlord to Tenant of said statement. At any time following at least ten (10) days written notice to Tenant. Landlord may adjust the amount of the estimated Tenant’s Share of expenses to reflect Landlord’s estimate of such expenses for the year.

(e) Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Industrial Center: (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the ownership and operation of all or any portion the Industrial Center); (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Industrial Center or future re-leasing of any portion of the Industrial Center; (iv) depreciation of the Building or any other improvements situated within the Industrial Center; (v) any items for which Landlord is actually and directly reimbursed by any other tenant of the Industrial Center; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 7, 8 and 9 below: (vii) other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the Industrial Center, interest and penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; and (ix) ) any capital improvements, unless such capital improvements are made (a) in order to replace any building equipment needed to operate the Building or Industrial Center at the same quality levels (or levels of efficiency) as prior to the replacement, or (b) with the intention of reducing the costs of the operations of the Building and/or Industrial Center, or (c) to comply with government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act, which first came into effect following the Commencement Date.

5. Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent or otherwise defaults under this Lease (as defined in Paragraph 13.1). Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss, or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in Paragraph 1.7. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the Term hereof and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.

6.	Use.

6.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance, or which will invalidate or increase the premiums for any of Landlord’s insurance. Tenant shall not service, maintain, or repair vehicles on the Premises, Building, or Common Areas. Tenant shall not store foods, pallets, drums, or any other materials outside the Premises. Tenant’s use is subject to, and at all times Tenant shall comply with any and all Applicable Requirements, defined below. Landlord reserves to itself the right, from time to time, to grant, without the consent of Tenant, such easements, rights and dedications that Landlord deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Tenant’s operations in the Premises. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements, rights, dedications, maps or restrictions. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Industrial Center, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term, “Hazardous Substance” as used in this Lease, shall mean any product, substance, chemical, material, or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises: (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration, or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on, or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination, injury, and/or liability therefor, including but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit. Notwithstanding anything to the contrary provided herein, Landlord and Tenant acknowledge that Tenant shall be securing a Conditional Use Permit from the City of Menlo Park (“CUP”), for the use and storage of certain Hazardous Substances on or within the Premises, and that Landlord’s acceptance of such CUP, which acceptance shall not be unreasonably withheld, shall constitute Landlord’s consent under this section.

(b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance is located in, under, or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c) Indemnification. Tenant shall indemnify, protect, defend, and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing (“Landlord Entities”) and the Premises harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance on or brought onto the Premises by or for Tenant or by any of Tenant’s employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees as herein collectively referred to as “Tenant Entities”). Tenant’s obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Tenant’s obligations under this Paragraph 6.2(c) shall survive the Expiration Date or earlier termination of this Lease.

6.3 Tenant’s Compliance with Requirements. Tenant shall, at Tenant’s sole cost and expense, fully, diligently, and in a timely manner comply with all “Applicable Requirements,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Premises, including soil and groundwater conditions, and (c) the use generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within 5 days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information evidencing Tenant’s compliance with any Applicable Requirements, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance with Law. In addition to Landlord’s environmental monitoring and insurance program, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust, or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same unless a violation of Applicable Requirements exists or is imminent or the inspection is requested or ordered by a governmental authority. Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be for the costs and expenses of such inspections.

6.5 Tenant Move-in Questionnaire. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s Move-in and Lease Renewal Environmental Questionnaire (the “‘tenant Move-in Questionnaire”), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Tenant Move-in Questionnaire is true and correct and accurately describes the use(s) of Hazardous Substances which will be made and/or used on the Premises by Tenant. Subject to all of the terms and conditions of this Lease, Landlord consents to Tenant’s use of such Hazardous Substances.

6.6 Exculpation. Tenant shall neither be liable for nor otherwise obligated to Landlord under any provision of this Lease with respect to (i) any claim, remediation obligation, investigation obligation, liability, cause of action, attorney’s fees, consultants’ cost, expense or damage resulting from any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center to the extent neither caused nor otherwise permitted, directly or indirectly, by Tenant or the Tenant Entities; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center caused by any source, including third parties other than Tenant and the Tenant Entities, as a result of or in connection with the acts or omissions of persons other than Tenant or the Tenant Entities; provided, however, Tenant shall be fully liable for and otherwise obligated to Landlord under the provisions of this Lease for all liabilities, costs, damages, penalties, claims, judgments, expenses (including without limitation, attorneys’ and experts’ fees and costs) and losses to the extent (a) Tenant or any of the Tenant Entities contributes to the presence of such Hazardous Substances or Tenant and/or any of the Tenant Entities exacerbates the conditions caused by such Hazardous Substances, or (b) Tenant and/or the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the Industrial Center, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the Industrial Center.

7.	Maintenance, Repairs, Trade Fixtures and Alterations.

7.1 Tenant’s Obligations. Subject to the provisions of Paragraph 7.2 (Landlord’s Obligations). Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition, and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, ventilating, air conditioning, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Tenant’s obligations shall include restorations, replacements, or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition, and state of repair. Subject to the terms of Paragraph 8.4 of this Lease, Tenant shall also be solely responsible for the cost of all repairs and replacements caused by the negligent acts or omissions or intentional misconduct by Tenant or Tenant’s employees, contractors, agents, guests or invitees. If Tenant refuses or neglects to perform its obligations under this paragraph to the reasonable satisfaction of Landlord. Landlord may, but without obligation to do so, at any time perform the same without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s personal property or equipment (“Tenant’s Property”) or to Tenant’s business by reason thereof. If Landlord performs any such obligations, Tenant shall pay to Landlord, as Additional Rent, Landlord’s costs and expenses incurred therefor.

7.2 Landlord’s Obligations. Subject to the provisions of Paragraph 6 (Use), Paragraph 7.1 (Tenant’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Landlord, at its expense and not subject to the reimbursement requirements of Paragraph 4.2, shall maintain and repair the roof structure, foundations and the structure of the exterior walls of the Building. Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall maintain and repair the Building roof membrane, Common Areas, and utility systems within the Industrial Center which are outside of the Premises. In addition, Landlord may, in Landlord’s sole discretion, and at Tenant’s sole cost, elect to contract for all or any portion of the maintenance, repair and/or replacement of the HVAC systems serving the Premises.

7.3 Alterations. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord, except for Alterations that cumulatively cost less than Twenty Five Thousand Dollars ($25,000.00) and which do not affect the Building systems or the structural integrity or structural components of the Premises or the Building. In all events, Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility and Tenant shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be at Tenant’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and shall be installed by a licensed, insured, and bonded contractor (reasonably approved by Landlord) in compliance with all applicable Laws (including, but not limited to, the ADA), and all recorded matters and rules and regulations of the Industrial Center. In addition, all work with respect to any Alterations must be done in a good and workmanlike manner. Landlord’s approval of any plans, specifications or working drawings for Tenant’s Alterations shall not create nor impose any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities. In performing the work of any such Alterations, Tenant shall have the work performed in such a manner as not to obstruct access to the Industrial Center, or the Common Areas for any other tenant of the Industrial Center, and as not to obstruct the business of Landlord or other tenants in the Industrial Center, or interfere with the labor force working in the Industrial Center. Except with respect to the Tenant Improvements set forth in Exhibit F attached hereto, as Additional Rent hereunder. Tenant shall reimburse Landlord, within ten (10) days after demand, for actual and reasonable legal, engineering, architectural, planning and other expenses incurred by Landlord in connection with Tenant’s Alterations, plus Tenant shall pay to Landlord a fee equal to one percent (1%) of the total cost of the Alterations. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance, in an amount approved by Landlord and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant in accordance with the terms of this Lease immediately upon completion thereof. Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Landlord, and Tenant shall provide such assurances to Landlord, including without limitation, waivers of lien, surety company performance bonds as Landlord shall require to assure payment of the costs thereof to protect Landlord and the Industrial Center from and against any loss from any mechanic’s, materialmen’s or other liens.

7.4 Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition, and stale of repair, ordinary wear and tear excepted and in accordance with the Move Out Standards set forth in Exhibit D to this Lease. Without limiting the generality of the above. Tenant shall remove all tenant improvements designated by Landlord in Landlord’s sole discretion, personal property, trade fixtures, and floor bolls, patch all floors, and cause all lights to be in good operating condition.

8.	Insurance; Indemnity.

8.1 Payment of Premiums and Deductibles. The cost of the premiums and all applicable deductibles for the insurance policies maintained by Landlord under this Paragraph 8 shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2 hereof. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

8.2 Tenant’s Insurance.

(a) At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of the Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.

(i) Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence and $3,000,000 general aggregate for bodily injury, personal injury, and property damage. If required by Landlord, liquor liability coverage will be included. Such insurance shall be endorsed to include Landlord and Landlord Entities as additional insureds, shall be primary and noncontributory with any Landlord insurance, and shall provide severability of interests between or among insureds.

(ii) Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.

(iii) Automobile Liability insurance covering all owned, nonowned, and hired vehicles with a $ 1,000,000 per accident limit for bodily injury and property damage.

(iv) Property insurance against “all risks” at least as broad as the current ISO Special Form policy (and Tenant shall not be obligated to carry flood or earthquake coverage provided Tenant agrees that Landlord shall not be liable for any damage or loss arising from flood or earthquake and Tenant waives and releases Landlord from all claims, losses, damages, liabilities, judgments and costs arising from or related to Tenant not carrying such flood or earthquake coverage) for loss to any tenant improvements or betterments, floor and wall coverings, and business personal property on a full insurable replacement cost basis with no coinsurance clause, and Business Income insurance covering at least three (3) months of loss of income and continuing expense.

(b) Tenant shall deliver to Landlord certificates of all insurance reflecting evidence of required coverages prior to initial occupancy, and annually thereafter.

(c) Intentionally Omitted.

(d) All insurance required under Paragraph 8.2 (i) shall be issued by insurers licensed to do business in the state in which the Premises are located and which are rated A:VII or better by Best’s Key Rating Guide and (ii) shall be endorsed to provide at least 30-days prior notification of cancellation or material change in coverage to said additional insureds.

8.3 Landlord’s Insurance. Landlord may, but shall not be obligated to, maintain risk of direct physical loss property damage insurance coverage, including earthquake and flood, covering the buildings within the Industrial Center, Commercial General Liability insurance, and such other insurance in such amounts and covering such other liability or hazards as deemed appropriate by Landlord. The amount and scope of coverage of Landlord’s insurance shall be determined by Landlord from time to time in its sole discretion and shall be subject to such deductible amounts as Landlord may elect. Landlord shall have the right to reduce or terminate any insurance or coverage.

8.4 Waiver of Subrogation. To the extent permitted by law and with permission of their insurance carriers, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried, or required to be carried hereunder, to the extent of the proceeds realized from such insurance coverage.

8.5 Indemnity. Tenant shall protect, defend, indemnify, and hold Landlord and Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorneys’ fees) incurred by reason of:

(a) any damage to any property (including but not limited to property of any Landlord Entity) or death, bodily, or personal injury to any person occurring in or about the Premises, the Building, or the Industrial Center to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, contractors, suppliers, subtenants, or visitors;

(b) the conduct or management of any work or anything whatsoever done by the Tenant on or about the Premises or from transactions of the Tenant concerning the Premises;

(c) Tenant’s failure to comply with any and all governmental laws, ordinances, and regulations applicable to the condition or use of the Premises or its occupancy; or

(d) any breach or default on the part of Tenant in the performance of any covenant or agreement to be performed pursuant to this Lease.

The provisions of this Paragraph 8.5 shall, with respect to any claims or liability accruing prior to such termination, survive the Expiration Date or earlier termination of this Lease.

8.6 Exemption of Landlord from Liability. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, Building or Industrial Center from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, lire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or Industrial Center. Landlord shall not be liable for any damages arising from any act or neglect (passive or active) of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Landlord’s negligence (active or passive), gross negligence (active or passive), or breach of this Lease. Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God or war, violence or insurrection, including, but not limited to, those caused by earthquakes, hurricanes, storms, drought, floods, acts of terrorism, and/or riots.

9.	Damage or Destruction.

9.1 Termination Right. Tenant shall give Landlord immediate written notice of any damage to the Premises. Subject to the provisions of Paragraph 9.2, if the Premises or the Building shall be damaged to such an extent that there is substantial interference for a period exceeding two hundred seventy (270) consecutive days with the conduct by Tenant of its business at the Premises, then either party, at any time prior to commencement of repair of the Premises and following ten (10) days written notice to the other party, may terminate this Lease effective thirty (30) days after delivery of such notice to the other party. Further, if any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within sixty (60) days after the date of notice to Tenant of any such event. Such termination shall not excuse the performance by Tenant of those covenants which under the terms hereof survive termination. Rent shall be abated in proportion to the degree of interference during the period that there is such substantial interference with the conduct of Tenant’s business at the Premises. Abatement of rent and Tenant’s right of termination pursuant to this provision shall be Tenant’s sole remedy with respect to any such damage regardless of the cause thereof.

9.2 Damage Caused by Tenant. Tenant’s termination rights under Paragraph 9.1 shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees, or contractors.

10.	Real Property Taxes.

10.1 Payment of Real Property Taxes. Landlord shall pay the Real Property Taxes due and payable during the term of this Lease and, except as otherwise provided in Paragraph 10.3, such payments shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2.

10.2 Real Property Tax Definition. As used herein, the term “Real Property Taxes” is any form of tax or assessment, general, special, ordinary, or extraordinary, imposed or levied upon (a) the Industrial Center or Building, (b) any interest of Landlord in the Industrial Center or Building, (c) Landlord’s right to rent or other income from the Industrial Center or Building, and/or (d) Landlord’s business of leasing the Premises. Real Properly Taxes include (a) any license fee, commercial rental tax, excise tax, improvement bond or bonds, levy, or tax: (b) any tax or charge which replaces or is in addition to any of such above-described “Real Properly Taxes,” and (c) any fees, expenses, or costs (including attorneys’ fees, expert fees, and the like) incurred by Landlord in protesting or contesting any assessments levied or any tax rate. Notwithstanding the foregoing, Real Properly Taxes shall not include any income taxes levied upon Landlord’s income from leasing the Premises or any other properly in the Industrial Center. Real Property Taxes for tax years commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

10.3 Additional Improvements. Operating Expenses shall not include Real Property Taxes attributable to improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed by reason of improvements placed upon the Premises by Tenant or at Tenant’s request.

10.4 Joint Assessment. If the Building is not separately assessed. Real Property Taxes allocated to the Building shall be a pro rata portion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.

10.5 Tenant’s Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s improvements, fixtures, furnishings, equipment, and all personal property of Tenant contained in the Premises or stored within the Industrial Center.

11. Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, and cleaning of the Premises, together with any taxes thereon. For any such utility fees or services that are not billed or metered separately to Tenant, including without limitation, water and sewer charges, and garbage and waste disposal (collectively, “Utility Expenses”). Tenant shall pay to Landlord Tenant’s Share of Utility Expenses. If Landlord reasonably determines that Tenant’s Share of Utility Expenses is not commensurate with Tenant’s use of such services. Tenant shall pay to Landlord the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord, based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services. If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. Tenant shall also pay Tenant’s Share of any assessments, charges, and fees included within any tax bill for the lot on which the Premises are situated, including without limitation, entitlement fees, allocation unit fees, sewer use fees, and any other similar fees or charges.

12.	Assignment and Subleasing.

12.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the

Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Entities (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not he unreasonably withheld, but which consent shall he subject to the provisions of this Section.

12.2 Request for Consent. If Tenant seeks to make a Transfer. Tenant shall notify Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (ISO) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer: (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements for the previous three (3) most recent consecutive fiscal years: (iv) the Transfer Plans and Specifications (defined below), if any: and (v) such other information as Landlord may then reasonably require. Tenant shall give Landlord the Tenant’s Notice by registered or certified mail addressed to Landlord al Landlord’s Address specified in the Basic Provisions. Within thirty (30) days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period”) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture as set forth below. If Landlord does not elect to recapture pursuant to the provisions hereof and Landlord does consent to the requested proposed Transfer. Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice. If Landlord fails to respond to Tenant’s Notice within Landlord’s Response Period, then, after Tenant delivers to Landlord thirty (30) days written notice (the “Second Response Period”) and Landlord fails to respond thereto prior to the end of the Second Response Period, the proposed Transfer shall then be deemed approved by Landlord.

12.3 Criteria for Consent. Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (a) Tenant is or has been in default of its obligations under this Lease beyond applicable notice and cure periods, (b) the use to he made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (c) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall (1) first deliver plans and specifications for complying with such additional requirements (the “Transfer Plans and Specifications”) and obtain Landlord’s written consent thereto, and (2) comply with all Landlord’s conditions contained in such consent, (d) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (e) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or history or creditworthiness or the character of the business to be conducted by the proposed Transferee at the Premises, (f) the proposed Transferee is a governmental agency or unit or an existing tenant in the Industrial Center, (g) the proposed Transfer would violate any “exclusive” rights of any occupants in the Industrial Center or cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, (h) Landlord or Landlord’s agent has shown space in the Industrial Center to the proposed Transferee or responded to any inquiries from the proposed Transferee or the proposed Transferee’s agent concerning availability of space in the Industrial Center, at any time within the preceding twelve (12) months, (i) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Building or the Industrial Center, or increasing the expenses associated with operating, maintaining and repairing the Industrial Center, (i) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee: (i) occupies space in (he Building al the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the 12 month period immediately preceding the Tenant’s Notice, (k) the rent proposed to be charged by Tenant to the proposed Transferee during the term of such Transfer, calculated using a present value analysis, is less than ninety-live percent (95%) of the rent then being quoted by Landlord, at the proposed time of such Transfer, for comparable space in the Building or any other Building in the Industrial Center for a comparable term, calculated using a present value system, or (l) the proposed Transferee will use, store or handle Hazardous Substances in or about the Premises of a type, nature or quantity not then acceptable to Landlord.

12.4 Effectiveness of Transfer and Continuing Obligations. Prior to Ihe date on which any permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, (ii) an executed Certificate substantially in the form of Exhibit C hereto (the “Transferee HazMat Certificate”), and (iii) Landlord’s form of Consent to Assignment or Consent io Sublease, as applicable, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. Each permitted Transferee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the Term of this Lease. No Transfer shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall nol he released from performing any of the terms, covenants and conditions of this Lease. An assignee of Tenant shall become directly liable to Landlord for all obligations of Tenant hereunder, but no Transfer by Tenant shall relieve Tenant of any obligations or liability under this Lease whether occurring before or after such consent, assignment, subletting or other Transfer. The acceptance of any or all of the Rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Except as set forth in Paragraph 12.9 below, if Tenant is a business entity, the direct or indirect transfer of more than fifty percent (50%) of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer and shall be subject to all the provisions hereof and in such event, it shall be a condition to Landlord’s consent to such ownership change that such entities or persons acquiring such ownership interest assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entities and persons shall execute all documents reasonably required to effectuate such assumption). Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord (which shall be in Landlord’s sole discretion). Except as set forth in Paragraph 12.9 below, any transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease. As Additional Rent hereunder. Tenant shall pay to Landlord each time it requests a Transfer, an administrative fee in the amount of two thousand five hundred dollars ($2,500) and, in addition, Tenant shall promptly reimburse Landlord for actual legal and other expenses incurred by Landlord in connection with any actual or proposed Transfer.

12.5 Rent Adjustment/Recapture. In the event the proposed Transfer (together with any prior Transfers) is of an amount of square footage equal to or greater than fifty percent (50%) of the Premises, Landlord shall have the right to recapture the Subject Space described in the Tenant’s Notice. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Dale. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any other portion of the Industrial Center. If this Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect.

12.6 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto. Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, filly percent (50%) of any Transfer Premium, after first deducting commercially reasonable brokerage commissions and reasonable attorneys’ fees. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by such Transferee which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease.

12.7 Waiver. Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.

12.8 Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary. Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

12.9 Affiliates. The assignment or subletting by Tenant of all or any portion of ibis Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under the common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in clauses (i), (ii), (iii) and (iv) being sometimes herein referred to as “Affiliates”) shall not be subject to obtaining Landlord’s prior consent and no Transfer Premium shall be payable, provided in all instances that:

(a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 12;

(b) Tenant gives Landlord prior notice of any such assignment or sublease to an Affiliate, except solely for those assignments or subleases in connection with which any applicable law precludes Tenant’s delivery to Landlord of prior notice of said assignment or sublease then, in all such instances. Tenant shall deliver to Landlord subsequent notice of said assignment or sublease within ten (10) days following the first (1st) day on which Tenant is permitted by law to deliver notice of such assignment or sublease to Landlord;

(c) the successor of Tenant shall have throughout the Term a tangible net worth and net assets, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease, as reasonably determined by Landlord;

(d) any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger or consolidation, shall assume, in a written document reasonably satisfactory’ to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease: and

(e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

13.	Default; Remedies.

13.1 Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):

(a) The abandonment of the Premises by Tenant:

(b) Failure to pay any installment of Base Rent, Additional Rent, or any other monies due and payable hereunder, said failure continuing for a period of five (5) days after Landlord’s delivery of written notice to Tenant that said payment is past due. Tenant agrees that any such written notice delivered by Landlord shall, to the fullest extent permitted by law, serve as the statutorily required notice under applicable law to the extent Tenant fails to cure such failure to pay within such five (5) day period. In addition to the foregoing, Tenant agrees to notice and service of notice as provided for in accordance with applicable statutory requirements;

(c) A general assignment by Tenant for the benefit of creditors;

(d) The filing of a voluntary petition of bankruptcy by Tenant; the filing of a voluntary petition for an arrangement; the filing of a petition, voluntary or involuntary, for reorganization; or the filing of an involuntary petition by Tenant’s creditors;

(e) Receivership, attachment, or other judicial seizure of the Premises or all or substantially all of Tenant’s assets on the Premises;

(f) Failure of Tenant to maintain insurance as required by Paragraph 8.2;

(g) Any breach by Tenant of its covenants under Paragraph 6.2;

(h) Failure in the performance of any of Tenant’s covenants, agreements, or obligations hereunder (except those failures specified as events of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for 10 days after written notice thereof from Landlord to Tenant; provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such 10-day period despite reasonable diligence. Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion; and

(i) Except as set forth in Paragraph 12.9, any transfer of a substantial portion of the assets of Tenant, unless such transfer or obligation is undertaken or incurred in the ordinary course of Tenant’s business, or in good faith for equivalent consideration, or with Landlord’s consent.

13.2 Remedies. In the event of any Default by Tenant, Landlord shall have any or all of the following remedies:

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease. Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant;

(1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs reasonably necessary or reasonably appropriate to relet the Premises; plus

(5) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(6) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law. to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph a, Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is tiled by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises: (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting; provided. Tenant shall not be obligated to Landlord for any such costs attributable to the removal (or repair following removal) of the Tenant Improvements described in Exhibit F.

(e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

(h) Notice Provisions Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Should Landlord prepare any notice to Tenant for failure to pay rent, additional rent or perform any other obligation under the Lease, Tenant shall pay to Landlord, without any further notice from Landlord, the additional sum of $75.00 which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of preparing such notice.

13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within 4 days after such amount shall be due, then, without any requirement for notice to Tenant. Tenant shall pay to Landlord a late charge equal to 5% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In addition, should Landlord be unable to negotiate any payment made by Tenant on the first attempt by Landlord and without any notice to Tenant. Tenant shall pay to Landlord a fee of $50.00 per item which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of Landlord’s inability to negotiate such item(s).

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises, or more than 25% of the portion of the Common Areas designated for Tenant’s parking, is taken by condemnation. Tenant may, at Tenant’s option, to be exercised in writing within 10 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession), terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant, for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. Tenant shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.

15.	Estoppel Certificate and Financial Statements.

15.1 Estoppel Certificate. Each party (herein referred to as “Responding Party”) shall within 10 business days after written notice from the other Party (the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party, to the extent it can truthfully do so, an estoppel certificate in a form reasonably acceptable to the Responding Party, or any of Landlord’s lenders or any prospective purchasers of the Premises or the Industrial Center as the case may be, plus such additional information, confirmation, and statements as be reasonably requested by the Requesting Party.

15.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Building, Industrial Center, or any part thereof, Tenant shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant as are prepared by Tenant in the ordinary course of business, including but not limited to Tenant’s financial statements for the past 3 years (if then available). All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth. Landlord agrees to execute and Landlord shall use its commercially reasonable efforts to cause Landlord’s lender or purchaser to execute a non-disclosure agreement reasonably acceptable to such parties related to such financial statements of Tenant.

16.	Additional Covenants and Provisions.

16.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

16.2 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder not received by Landlord within 10 days following the date on which it was due shall bear interest from the date due at 12% per annum, but not exceeding the maximum rate allowed by law in addition to the late charge provided for in Paragraph 13.3.

16.3 Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

16.4 Landlord Liability. Tenant, its successors, and assigns shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Industrial Center. Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

16.5 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein, there are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.

16.6 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand, messenger, or courier service) or may be sent by regular, certified, or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 16.6. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notice purposes. Either Party may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possessing of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by written notice to Tenant.

16.7 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail, the notice shall be deemed given 48 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or an overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via hand or overnight delivery or certified mail. If notice is received on a Saturday, Sunday, or legal holiday, it shall be deemed received on the next business day.

16.8 Waivers. No waiver by Landlord of a Default by Tenant shall be deemed a waiver of any other term, covenant, or condition hereof, or of any subsequent Default by Tenant of the same or any other term, covenant, or condition hereof. In addition the acceptance by Landlord of any rent or other payment after it is due, whether or not a notice of default has been served or any action (including, without limitation, an unlawful detainer action) has been filed by Landlord thereon, shall not be deemed a waiver of Landlord’s rights to proceed on any notice of default or action which has been filed against Tenant based upon Tenant’s breach of the Lease.

16.9 Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant holds over with the consent of Landlord: (a) the Base Rent payable shall be increased to 150% of the Base Rent applicable during the month immediately preceding such expiration or earlier termination; (b) Tenant’s right to possession shall terminate on 30 days notice from Landlord; and (c) all other terms and conditions of this Lease shall continue to apply. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs, and expenses, including, without limitation, attorneys’ fees incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

16.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.

16.11 Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors, and assigns, and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

16.12 Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors, and assigns only during their respective period of ownership of an interest in the Building. In the event of any transfer or transfers of such title to the Building, Landlord (and, in the ease of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

16.13 Attorneys’ Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of Default (as defined in this Lease) and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.

16.14 Landlord’s Access; Showing Premises; Repairs. Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building, as Landlord may reasonably deem necessary, provided, in no event shall Tenant be obligated to disclose or provide access to Tenant’s proprietary or confidential information in connection with such inspections. Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs, and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant.

16.15 Signs. Tenant shall not place any signs at or upon the exterior of the Premises or the Building, except that Tenant may, with Landlord’s prior written consent, install (but not on the root) such signs as are similar to the signs of other tenants at the Industrial Center so long as such signs are in a location designated by Landlord and comply with sign ordinances and the signage criteria established for the Industrial Center by Landlord.

16.16 Termination: Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination, or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest shall constitute Landlord’s election to have such event constitute the termination of such interest.

16.17 Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease, tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

16.18 Subordination: Attornment: Non-Disturbance.

(a) Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or mortgage (collectively, “Mortgage”) now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that any person holding any Mortgage shall have no duty, liability, or obligation to perform any of the obligations of Landlord under this Lease. In the event of Landlord’s default with respect to any such obligation. Tenant will give any Lender, whose name and address have previously been furnished in writing to Tenant, notice of a default by Landlord. Tenant may not exercise any remedies for default by Landlord unless and until Landlord and the Lender shall have received written notice of such default and a reasonable time (not less than 90 days) shall thereafter have elapsed without the default having been cured. If any Lender shall elect to have this Lease superior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage. The provisions of a Mortgage relating to the disposition of condemnation and insurance proceeds shall prevail over any contrary provisions contained in this Lease.

(b) Attornment. Subject to the nondisturbance provisions of subparagraph (c) of this Paragraph 16.18. Tenant agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage. In the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) be liable for security deposits or be bound by prepayment of more than one month’s rent.

(c) Non-Disturbance. With respect to a Mortgage entered into by Landlord after the execution of this Lease. Tenant’s subordination of this Lease shall be subject to receiving assurance (a “nondisturbance agreement”) from the Mortgage holder that Tenant’s possession and this Lease will not he disturbed so long as Tenant is not in default and attorns to the record owner of the Premises.

(d) Self-Executing. The agreements contained in this Paragraph 16.1 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing, or refinancing of Premises. Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or nonsubordination, attornment, and/or nondisturbance agreement, as is provided for herein. Landlord is hereby irrevocably vested with full power to subordinate this Lease to a Mortgage.

16.19 Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors, and invitees to abide by, all reasonable rules and regulations (“Rules and Regulations”) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles, and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees. The current Rules and Regulations are attached hereto as Exhibit E. Landlord shall not be responsible to Tenant for the noncompliance with said Rules and Regulations by other tenants of the Industrial Center.

16.20 Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents, and invitees and their property from the acts of third parties.

16.21 Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps. Tenant further agrees that Landlord may at any time following the execution of this Lease, either directly or through Landlord’s agents, identify Tenant’s name in any marketing materials relating to the Building or Landlord’s portfolio and/or make press releases or other announcements regarding the leasing of the Premises by Tenant, and Tenant hereby waives any and all claims in connection therewith.

16.22 Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

16.23 Offer. Preparation of this Lease by either Landlord or Tenant or Landlord’s agent or Tenant’s agent and submission of same to Tenant or Landlord shall not he deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

16.24 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

16.25 Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall he the joint and several responsibility of all persons or entities named herein as such Tenant.

16.26 Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.

16.27 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

16.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants.

16.29 Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, Common Areas and the Industrial Center, including without limitation, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Industrial Center, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property. Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

16.30 WAIVER OF JURY TRIAL. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, THE BUILDING OR THE INDUSTRIAL CENTER, AND/OR ANY CLAIM OF INJURY, LOSS OR DAMAGE.

16.31 Clean Room Equipment. Landlord and Tenant acknowledge and agree that Landlord shall lease to Tenant during the Term, at no additional cost, all equipment and utility systems located in the clean room in the Premises and identified on Exhibit G attached hereto and incorporated herein by this reference (the foregoing are collectively, “Clean Room Equipment”). Such leasing is on an “AS-IS WITH ALL FAULTS” basis and subject to all of the terms of this Lease (including, without limitation, Paragraph 8 of this Lease), without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose. At the expiration or earlier termination of this Lease, the Clean Room Equipment shall be returned and surrendered to Landlord in the same or substantially similar condition and repair as when delivered to Tenant, reasonable wear and tear excepted. Tenant shall be obligated to repair, maintain and insure the Clean Room Equipment, and Tenant shall not have the right or ability to (a) remove or materially modify the Clean Room Equipment or (b) assign or sublet any of the Clean Room except in conjunction with this Lease and the Premises. Tenant shall pay any taxes, assessments and insurance premiums attributable to the Clean Room Equipment.

16.32 HVAC Units: Drawings. On or before the Commencement Date, Landlord shall provide to Tenant (i) a list of all HVAC units that serve the Premises such list to include, to the extent available, unit number, maker of unit, type of unit, model number, serial number and size of unit and (ii) to the extent in Landlord’s possession, any CAD drawings, including mechanical and electrical drawings, relating to the Premises.

16.33 Generator. Tenant shall have the right (but only to the extent permitted by the City of Menlo Park and all agencies and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to maintain and operate the currently existing emergency generator, UPS battery systems and related appurtenances (collectively, the “Generator Equipment”) in the location such Generator Equipment is currently located (“Equipment Area”), provided:

(a) Tenant shall at its sole cost and expense, obtain all licenses and permits to operate and maintain the generator equipment within the Equipment Area, if required. Because the Generator is owned by Landlord, if a governmental agency requires that Landlord be the applicant for the license or permits then Landlord shall obtain such licenses or permits at Tenant’s sole cost and expense, for the benefit of Tenant. Tenant shall obtain Landlord’s prior written consent before making any modifications to the Equipment Area.

(b) No additional Base Rent shall be paid by Tenant for use of the Equipment Area or Generator Equipment; provided. Tenant shall be solely responsible to pay for all utilities, including without limitation, electricity, used in connection with the Generator Equipment or Equipment Area.

(c) The Generator Equipment shall remain the property of Landlord and Tenant shall not remove the Generator Equipment upon the expiration or earlier termination of this Lease. Prior to expiration or earlier termination of this Lease. Landlord may require that Tenant perform, at Tenant’s sole expense, an environmental site assessment reasonably acceptable to Landlord to determine the extent of any contamination and Tenant shall, at Tenant’s sole expense, clean up, remove, and remediate all Hazardous Substances that may have been caused by Tenant’s use of the Generator Equipment.

(d) Each of the other provisions of this Lease shall be applicable to the Equipment Area and the use of the Generator Equipment by Tenant, including without limitation. Paragraphs 6, 7 and 8 of the Lease.

(e) Anything to the contrary contained herein notwithstanding, if, during the Term. as such Term may be extended. Landlord, in its reasonable judgment, believes that the Generator Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within ten (10) days after Tenant has been notified thereof, then Tenant shall immediately cease all operation of the Generator Equipment.

(f) Tenant shall not use the Generator Equipment, the Equipment Area or any other portion of the Industrial Center in any way which interferes with the use of the Industrial Center by Landlord, or other tenants or licensees of Landlord or any other occupant. Such interference shall be deemed a material breach by the Tenant under the Lease, and Tenant shall, within five (5) days of written notice from Landlord, be responsible for terminating said interference. In the event any such interference does not cease within live (5) days of Landlord’s written notice. Tenant acknowledges that continuing interference may cause irreparable injury and. Tenant shall immediately cease all operation of the Generator Equipment.

(g) Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and all of Landlord’s Entities from any and all claims, demands, losses, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) any of such Landlord’s Entities may suffer or incur arising out of or related to the use. operation and maintenance of the Generator Equipment or any portion thereof by Tenant.

(h) Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under Applicable Requirements for the use, maintenance and operation of the Generator Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expense to Landlord.

///continued on next page///

The parties hereto have executed this Lease at the place and on the dates specified below their respective signatures.

LANDLORD			TENANT

AMB PROPERTY. L.P., a Delaware limited partnership			PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware Corporation, dba Pac Bro, Inc.

By:	AMB PROPERTY CORPORATION, a Maryland corporation, its general partner		By:	/s/ Hugh Martin
			Its:	CEO
	By:	/s/ Mark Hansen	Date:	12-10-09
	Its:	Sr. Vice President
	Date:	12-10-09	By:	/s/ Carol Tillis
			Its:	VP Finance
			Date:	10-12-09

Tenant’s Address:

After the Commencement Date
The Premises Address

Landlord’s Address:			Prior to the Commencement Date
AMB Property. L.P., a Delaware limited partnership c/o AMB Property Corporation Pier 1. Bay 1 San Francisco, California 94111

With a copy to:

1360 Willow Road. Suite 100 Menlo Park, California 94025

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit A

Description of Premises

This exhibit, entitled “Premises”, is and shall constitute Exhibit A to that certain Industrial Lease dated December 10, 2009 (the “Lease”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”) and Pacific Biosciences of California. Inc., a Delaware corporation dba Pac Bio. Inc. (“Tenant”) for the leasing of certain premises commonly known as 1394 Willow Road. Menlo Park. California (the “Premises”).

The Premises consist of the rentable square footage of space specified in the Basic Provisions and has the address specified in the Basic Provisions. The Premises are a part of and are contained in the Building specified in the Basic Provisions. If set forth below (or attached), the cross-hatched area depicts the Premises within the Industrial Center:

Exhibit A, Page 1

Exhibit B

Commencement Date Certificate

Landlord:	AMB Property, L.P., a Delaware limited partnership

Tenant:	Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc.

Lease Date:	December 10, 2009

Premises:	1394 Willow Road, Menlo Park, California 94025

Tenant hereby accepts the Premises as being in the condition required under the Lease. The Commencement Date of the Lease is , . The Expiration Date of the Lease is , .

LANDLORD			TENANT
AMB PROPERTY, L.P., a Delaware limited partnership			PACIFIC BIOSCIENCES CALIFORNIA, INC., a Delaware corporation dba Pac Bio, Inc.

By:	AMB PROPERTY CORPORATION,		By:	/s/ Hugh Martin
	a Maryland corporation, its general partner		Its:	CEO
			Date:	12-10-09
	By:	/s/ Mark Hansen
		Mark Hansen	By:	/s/ Carol Tillis
	Its:	Sr. Vice President	Its:	VP Finance
	Date:	12-10-09	Date:	12-10-09

Tenant’s Address:
After the Commencement Date The Premises Address

Landlord’s Address:			Prior to the Commencement Date

AMB Property, L.P., a Delaware limited partnership c/o AMB Property Corporation Pier 1, Bay 1 San Francisco, California 94111

With a copy to:

1360 Willow Road, Suite 100 Menlo Park, California 94025

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

Exhibit B, Page 1

Exhibit D

Move Out Standards

This “Move Out Standards” (Exhibit D) is dated December 10, 2009. for the reference purposes only and is made between AMB Properly. L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio. Inc. (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1394 Willow Road. Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

At the expiration or earlier termination of this Lease, and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made by Tenant as may be specified for removal by Landlord. If Tenant fails to remove its personal property, fixtures or alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord. Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.

Notwithstanding anything to the contrary in the Lease. Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to. the following:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll-Up Doors (if any):	Should be in good working condition.

3.	Dock Seals (if any):	Free of tears and broken backboards repaired.

4.	Warehouse floor:	Free of stains and swept with no racking bolts and other protrusions left in the floor. Cracks should be repaired with an epoxy or polymer.

5.	Tenant-Installed Equipment & Wiring:	Removed and space returned to move-in condition when originally leased. (Remove air lines, junction boxes, conduit, etc.)

6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.

7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks must be fixed and latest landlord maintenance and repairs recommendation must have been followed.

8.	Signs:	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs should likewise be removed.

9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and HVAC systems are operational and in good and safe operating condition.

10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises.

11.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtain final Landlord inspection of Premises which, in turn, will facilitate refund of security deposit.

Exhibit D, Page 1

Exhibit E

Rules & Regulations

This Exhibit (Exhibit E) is dated December 10, 2009, for the reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1394 Willow Road, Menlo Park, California (the “Premises”). The terms, conditions and provisions of this Exhibit E are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. No advertisement, picture or sign of any sort shall be displayed on or outside the Premises or the Building without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2. Tenant shall not regularly park motor vehicles (other than Tenant’s company owned or leased vehicles) in designated parking areas after the conclusion of normal daily business activity.

3. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the prior written consent of Landlord.

4. All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.

5. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, the Building or the Industrial Center, except as consented to by Landlord in writing as set forth in Paragraph 6 of the Lease.

6. Tenant shall not alter any lock or install any new exterior locks or bolts on any door at the Premises without providing Landlord with a duplicate key for such locks promptly following installation.

7. Tenant may make up to ten (10) duplicate keys without the prior consent of Landlord.

8. Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Industrial Center and loading and unloading areas of other Tenants.

9. Tenant shall not disturb, solicit or canvas any occupant of the Building or Industrial Center and shall cooperate to prevent same.

10. No person shall go on the roof without Landlord’s permission.

11. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other Tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

13. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under (he dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Industrial Center or on streets adjacent thereto.

14. Forklifts which operate on asphalt paving areas shall only use tires that do not damage the asphalt.

15. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

16. Tenant shall not store or permit the storage or placement of goods, or merchandise or pallets or equipment of any sort outside of the Premises nor in or around the Building, the Industrial Center or any of the Common Areas of the foregoing. No displays or sales of merchandise shall be allowed in the parking lots or other Common Areas.

17. Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Building, the Industrial Center or any of the Common Areas of the foregoing.

18. Tenant shall not permit any motor vehicles to be washed on any portion of the Premises or in the Common Areas of the Industrial Center, nor shall Tenant permit mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or in the Common Areas of the industrial Center.

Exhibit E, Page 1

Exhibit F

Tenant Improvements

This Exhibit (Exhibit F) is dated December 10, 2009, for the reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1394 Willow Road, Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

1. Tenant Improvements. Subject to the conditions set forth below, Landlord agrees to construct and install certain improvements (“Tenant Improvements”) in the Building of which the Premises are a part in accordance with the Approved Final Drawings (defined below) and pursuant to the terms of this Exhibit F.

2. Definition. “Tenant Improvements” as used in the Lease shall include only those interior improvements to be made to the Premises as specified in the Approved Final Drawings (defined below) and agreed to by Tenant and Landlord in accordance with the provisions hereof. “Tenant Improvements” shall specifically not include (i) any alterations, additions or improvements installed or constructed by Tenant, (ii) any of Tenant’s trade fixtures, racking, security equipment, equipment, furniture, furnishings, telephone and/or data equipment, telephone and/or data lines or other personal property, and (iii) any supplemental fire protection improvements or equipment, including without limitation, in-rack fire sprinklers, hose racks, reels, smoke vents, and draft curtains (collectively, “Tenant’s Installations”).

3. Tenant’s Initial Plans: the Work. Tenant desires Landlord to perform certain Tenant Improvements in the Premises. The Tenant Improvements shall be in substantial accordance with the space plan and/or description of work “Space Plan”) attached hereto as Exhibit F-1 and the plan(s) and scope of work (collectively, the “Initial Plans”) which will be prepared by an architect of Landlord’s choice, after the parties meet and confer to agree upon a scope of work immediately after execution of the Lease. Within fifteen (15) business days from the date Landlord and Tenant meet to discuss the scope of work, Landlord shall endeavor to deliver to Tenant the Initial Plans. A copy of the Initial Plans shall be executed or initiated by each of the parties, as soon as practicable thereafter. Such work, as shown in the Initial Plans and as more fully detailed in the Approved Final Drawings (as defined and described in Section 4 below), shall be hereinafter referred to as the “Work”. Not later than five (5) days after the Initial Plans are prepared and delivered to Tenant. Tenant or Tenant’s Entities shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request lo enable Landlord’s architects and engineers, as applicable, to prepare mechanical, electrical and plumbing plans and to prepare the Final Drawings, including, but not limited to, a final telephone layout and special electrical connections, if any. All plans, drawings, specifications and other details describing the Work which have been, or are hereafter, furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Change Request (hereafter defined in Section 11 below) because, in Landlord’s reasonable opinion, the work as described in any such item, or any Change Request, as the case may be: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building or the Industrial Center; (d) would violate any Applicable Requirements; (e) contains or uses Hazardous Substances; (f) would adversely affect the appearance of the Building or the Industrial Center; (g) might adversely affect another tenant’s premises or such other tenant’s use and enjoyment of such premises; (h) is prohibited by any ground lease affecting the Building and/or the Industrial Center, any recorded matters or any mortgage, trust deed or other instrument encumbering the Building and/or the Industrial Center; (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work; (j) is not, at a minimum, in accordance with Landlord’s Building Standards (defined below); or (k) would increase the Tenant Improvement Costs (defined in Section 9 below) by more than twenty percent (20%) from the cost originally estimated and anticipated by the parties. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Work or the Initial Plans or any other plans, specifications, drawings or other items associated with the Work nor Landlord’s performance, supervision or monitoring of the Work shall constitute any warranty or covenant by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises. Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the Work and the Approved Final Drawings are adequate to fully meet the needs and requirements of Tenant’s intended operations of its business within the Premises and Tenant’s use of the Premises.

4. Final Drawings and Approved Final Drawings. If necessary for the performance of the Work, and to the extent not already included as part of the Initial Plans attached hereto, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Work (the “Final Drawings”) based on and consistent with the Initial Plans and the other plans, specifications, drawings, finish details or other information furnished by Tenant or Tenant’s Entities to Landlord and approved by Landlord pursuant to Section 3 above. Tenant shall cooperate diligently with Landlord and the architect, engineer and other representatives and Tenant shall furnish within five (5) days after any request therefor, all information required by Landlord or Landlord’s architect, engineer or other representatives for completion of the Final Drawings. So long as the Final Drawings are substantially consistent with the Initial Plans, Tenant shall approve the Final Drawings within five (5) days after receipt of same from Landlord. Tenant’s failure to approve or disapprove such Final Drawings within the foregoing five (5) day time period, shall be conclusively deemed to be approval of same by Tenant. If Tenant reasonably disapproves of any matters included in the Final Drawings because such items are not substantially consistent with the initial Plans, Tenant shall, within the aforementioned five (5) day period, deliver to Landlord written notice of its disapproval and Tenant shall specify in such written notice, in sufficient detail as Landlord may reasonably require, the matters disapproved, the reasons for such disapproval, and the specific changes or revisions necessary to be made to the Final Drawings to cause such drawings to substantially

Exhibit F, Page 1

conform to the Initial Plans. Any additional costs associated with such requested changes or revisions shall be included as part of the Tenant Improvement Costs (defined below). The foregoing procedure shall be followed by the parties until the Final Drawings are acceptable to both Landlord and Tenant. Landlord and Tenant shall indicate their approval of the Final Drawings by initialing each sheet of the Final Drawings and delivering to one another a true and complete copy of such initialed Final Drawings (the “Approved Final Drawings”). A true and complete copy of the Approved Final Drawings shall be executed or initialed by each of the parties, as soon as practicable thereafter. Any changes or revisions to the Approved Final Drawings requested by Tenant must first be approved by Landlord, which approval shall not be unreasonably withheld, subject to the provisions of Section 3 above. If Landlord approves such requested changes or revisions. Landlord shall cause the Approved Final Drawings to be revised accordingly and Landlord and Tenant shall initial each sheet of the Approved Final Drawings as revised. Landlord and Tenant hereby covenant to each other to cooperate with each other and to act reasonably in the preparation and approval of the Final Drawings and the Approved Final Drawings.

5. Performance of Work. As soon as practicable after Tenant and Landlord initial a true and complete copy of the Approved Final Drawings. Landlord shall submit the Approved Final Drawings to the governmental authorities having rights of approval over the Work and shall apply for the necessary approvals and building permits. Subject to the satisfaction of all conditions precedent and subsequent to its obligations under this document, and further subject to the provisions or Section 10 hereof, as soon as practicable after Landlord or its representatives have received all necessary approvals and building permits. Landlord will put the Approved Final Drawings out for bid to one or more licensed, bonded and insured general contractors which are reasonably acceptable to Tenant. The Tenant Improvements shall be constructed by a general contractor selected by Landlord and reasonably acceptable to Tenant (the “General Contractor”). Landlord shall commence construction, or cause the commencement of construction by the General Contractor, of the Tenant Improvements, as soon as practicable after selection of the General Contractor. Except as hereinafter expressly provided to the contrary. Landlord shall cause the performance of the Work using (except as may be stated or otherwise shown in the Approved Final Drawings) building standard materials, quantities and procedures then in use by Landlord (“Building Standards”).

6. Substantial Completion. Landlord and Tenant shall cause the General Contractor to Substantially Complete (defined below) the Tenant Improvements in accordance with the Approved Final Drawings within a commercially reasonable time, with the intention to attempt to complete such improvements by the anticipated Rent Commencement Date of the Lease as set forth in the Lease (the “Completion Date”), subject to delays due to (a) acts or events beyond its control including, but not limited to, acts of God, earthquakes, strikes, lockouts, boycotts, casualties, discontinuance of any utility or other service required for performance of the Work, moratoriums, governmental agencies, delays on the part of governmental agencies and weather, (b) the lack of availability or shortage of specialized materials used in the construction of the Tenant Improvements, (c) any matters beyond the control of Landlord, the General Contractor or any subcontractors, (d) any changes required by the fire department, building and/or planning department, building inspectors or any other agency having jurisdiction over the Building, the Work and/or the Tenant Improvements (except to the extent such changes are directly attributable to Tenant’s use or Tenant’s specialized tenant improvements, in which event such delays are considered Tenant Delays) (the events and matters set forth in Subsections (a), (b), (c) and (d) are collectively referred to as “Force Majeure Delays”), or (e) any Tenant Delays (defined in Section 7 below). The Tenant Improvements shall be deemed substantially complete on the earlier of the date that the General Contractor issues to Landlord a notice of substantial completion or the date that the building officials of the applicable governmental agency(s) issues its final approval of the construction of the Tenant Improvements whether in the form of the issuance of a final permit, certificate of occupancy or the written approval evidencing its final inspection on the building permit(s) (“Substantial Completion”, or “Substantially Completed”, or “Substantially Complete”). Tenant hereby acknowledges and agrees that the term “Substantial Completion” of the Tenant Improvements as used herein will not include the completion of any work associated with ‘Tenant’s Installations, including without limitation. Tenant’s high-pile storage requirements. Tenant’s racking systems, and work related to any requirements of governmental and regulatory agencies with respect to any of Tenant’s Installations. If the Work is not deemed to be Substantially Completed on or before the scheduled Completion Date, (i) Landlord agrees to use reasonable efforts to Substantially Complete the Work as soon as practicable thereafter, (ii) the Lease shall remain in full force and effect, (iii) Landlord shall not be deemed to be in breach or default of the Lease or this document as a result thereof and Landlord shall have no liability to Tenant as a result of any delay in occupancy (whether for damages, abatement, of all or any portion of the Rent, or otherwise), and (iv) except in the event of any Tenant Delays, which will not affect the Rent Commencement Date but will extend the Completion Date without any penalty or liability to Landlord, and notwithstanding anything to the contrary contained in the Lease, the Rent Commencement Date and Expiration Date of the Term of the Lease (as defined in the Lease) shall be extended commensurately by the amount of time attributable to such Force Majeure Delays, and Landlord and Tenant shall execute a written amendment to the Lease evidencing such extensions of time. Subject to the provisions of the Lease, the Tenant Improvements shall belong to Landlord and shall be deemed to be incorporated into the Premises for all purposes of the Lease, unless Landlord, in writing, indicates otherwise to Tenant.

7. Tenant Delays. There shall be no extension of the intended (and therefore actual) Rent Commencement Date or Expiration Date of the Term of the Lease (as otherwise permissibly extended in accordance with the provisions of Section 6 above) if the Work has not been Substantially Completed by the scheduled Rent Commencement Date due to any delay attributable to Tenant and/or any of Tenant’s Entities or Tenant’s intended use of the Premises (collectively, “Tenant Delays”), including, but not limited to, any of the following described events or occurrences: (a) delays related to changes made or requested by Tenant to the Work and/or the Approved Final Drawings; (b) the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or other information required under Sections 3 and 4 above; (c) the failure of Tenant to comply with the requirements of Section 10 below; (d) Tenant’s requirements for special work or materials, finishes, or installations other than the Building Standards or Tenant’s requirements for special construction or phasing; (e) any changes required by the fire department, building or planning department, building inspectors or any other agency having jurisdiction over the Building, the Work and/or the Tenant Improvements if such changes are directly attributable to Tenant’s use or Tenant’s specialized tenant improvements; (f) the completion of any work associated with Tenant’s Installations, including without limitation. Tenant’s high-pile storage requirements, Tenant’s racking systems, and work related to any requirements of governmental and regulatory agencies with respect to any of Tenant’s Installations; (g) the performance of any additional work pursuant to a Change Request that is requested by Tenant; (h) the performance of work in or about the Premises by any person, firm or corporation employed by or on

Exhibit F, Page 2

behalf of Tenant, including, without limitation, any failure to complete or any delay in the completion of such work: and/or (i) any and all delays caused by or arising from acts or omissions of Tenant and/or Tenant’s Entities, in any manner whatsoever, including, but not limited to, any and all revisions to the Approved Final Drawings. Any delays in the construction of the Tenant Improvements due to any of the events described above, shall in no way extend or affect the date on which Tenant is required to commence paying Rent under the terms of the Lease and the Rent Commencement Date of the Lease shall occur as if such delays had not occurred and in such event Tenant shall not be allowed to actually occupy the Premises until Substantial Completion of the improvements notwithstanding that the Rent Commencement Date have begun. It is the intention of the parties that all of such delays will be considered Tenant Delays for which Tenant shall be wholly and completely responsible for any and all consequences related to such delays, including, without limitation, any costs and expenses attributable to increases in labor or materials.

8. Tenant Improvement Allowance. Landlord shall provide an allowance for the planning and construction of the Tenant Improvements for the Work to be performed in the Premises, as described in the Initial Plans and the Approved Final Drawings, in the amount of One Million Eight Hundred Eleven Thousand Two Hundred Seventy Three and 00/100 Dollars ($1,811,273.00) (the “Tenant Improvement Allowance”). Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the Tenant Improvement Allowance specified above exceeds the actual Tenant Improvement Costs. The Tenant Improvement Allowance shall only be used for tenant improvements typically installed by Landlord in buildings similar to that of which the Premises are located. The Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs and shall be subject to the provisions of Section 10 below. Landlord shall have no obligation to credit to Tenant all or any portion of the Tenant Improvement Allowance unless Tenant timely complies with all time requirements hereunder such that all work is completed and the Tenant Improvement Allowance is to be paid or credited, as applicable, on or before July 31, 2011.

9. Tenant Improvement Costs. The Tenant Improvements’ cost (the “Tenant Improvement Costs”) shall mean and include any and all costs and expenses of the Work, including, without limitation, all of the following:

(a) All costs of preliminary space planning and final architectural and engineering plans and specifications (including, without limitation, the scope of work, all plans and specifications, the Initial Plans, the Final Drawings and the Approved Final Drawings) for the Tenant Improvements, and architectural fees, engineering costs and fees, and other costs associated with completion of said plans;

(b) All costs of obtaining building permits and other necessary authorizations and approvals from the City of Menlo Park and other applicable agencies and jurisdictions;

(c) All costs of interior design and finish schedule plans and specifications including as-built drawings;

(d) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord’s consultants and the General Contractor in connection with construction of the Tenant Improvements, and all labor (including overtime) and materials constituting the Work;

(e) All fees payable to the General Contractor, architect and Landlord’s engineering firm if they are required by Tenant to redesign any portion of the Tenant Improvements following Tenant’s approval of the Approved Final Drawings; and

(f) A construction management fee payable to Landlord in an amount equal to two percent (2%) of all of the expenses of the Work, including, without limitation, direct and indirect costs of designing, procuring, constructing and installing the Tenant Improvements in the Premises and the Building.

10. Excess Tenant Improvement Costs. The term “Excess Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of (i) all costs related to any and all Change Requests/Change Orders, and (ii) the amount by which the actual Tenant Improvement Costs (exclusive of all costs referred to in item (i) above) exceed the Tenant Improvement Allowance, subject to the remaining provisions of this Section 10. Tenant shall faithfully pay all of the Excess Tenant Improvement Costs to Landlord, in cash, within ten (10) days of Landlord’s delivery to Tenant of a written demand therefor together with a reconciliation of such costs. No Work shall be commenced until Tenant has fully complied with the preceding provisions of this Section 10. If Tenant fails to remit the sums so demanded by Landlord pursuant to Section 8 above and this Section 10 within the time periods required, Landlord may, at its option, declare Tenant in default under the Lease.

11. Change Requests. No changes or revisions to the Approved Final Drawings shall be made by either Landlord or Tenant unless approved in writing by both parties. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for any changes or revisions to the Approved Final Drawings and/or for any work other than the Work described in the Approved Final Drawings (“Change Requests”) and the approval by Landlord of such Change Request(s), which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform the additional work associated with the approved Change Request(s), at Tenant’s sole cost and expense, subject, however, to the following provisions of this Section 11. Prior to commencing any additional work related to the approved Change Request(s). Landlord shall submit to Tenant a written statement of the cost of such additional work and a proposed tenant change order therefor (“Change Order”) in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such Change Order and shall pay the entire cost of such additional work in the following described manner. Any costs related to such approved Change Request(s). Change Order and any delays associated therewith, shall be added to the Tenant Improvement Costs and shall be paid for by Tenant as and with any Excess Tenant Improvement Costs as set forth in Section 10 above. The billing for such additional costs to Tenant shall be accompanied by evidence of the amounts billed as is customarily used in the business. Costs related to approved Change Requests and Change Orders shall include without limitation, any architectural or design fees. Landlord’s construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord and/or Landlord’s consultants, and the General Contractor’s price for effecting the change. If Tenant fails to execute or deliver such Change Order, or to pay the costs related thereto, then Landlord shall not be obligated to do any additional work related to such approved Change Request(s) and/or Change Orders, and Landlord may proceed to perform only the Work, as specified in the Approved Final Drawings. Landlord shall equitably adjust the amount of the Tenant Improvement Costs for any deletions in the scope of the Work.

Exhibit F, Page 3

12. Termination. If the Lease is terminated prior to the Completion Date, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease. Tenant shall pay to Landlord as Additional Rent under the Lease, within live (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. Subject to the provisions of the Lease, upon the expiration or earlier termination of the Lease. Tenant shall not be permitted to remove the Tenant Improvements it being the intention of the parties that the Tenant Improvements are to be considered incorporated into the Building. From and after the date on which the Lease is terminated. Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease, except for those obligations of Tenant under the Lease which expressly survive and continue after the termination or expiration of the Lease.

13. Tenant Access. Landlord shall grant Tenant a license to access the Premises four (4) weeks prior to the Completion Date to allow Tenant to do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy (the “Tenant’s Pre-Occupancy Work”). It shall he a condition to the grant by Landlord and continued effectiveness of such license that:

(a) Tenant shall give to Landlord a written request to have such access not less than five (5) business days prior to the date on which such proposed access will commence (the “Access Notice”). The Access Notice shall contain or be accompanied by each of the following items, all in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant’s Pre-Occupancy Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant’s Pre-Occupancy Work or will be supplying materials for such work, and the approximate number of individuals, itemized by Trade, who will be present in the Premises; (iii) copies of all contracts, subcontracts, material purchase orders, plans and specifications pertaining to Tenant’s Pre-Occupancy Work; (iv) copies of all licenses and permits required in connection with the performance of Tenant’s Pre-Occupancy Work; (v) certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all claims, costs, expenses, penalties, fines, and damages which may arise in connection with Tenant’s Pre-Occupancy Work; and (vi) assurances of the ability of Tenant to pay for all of Tenant’s Pre-Occupancy Work and/or a letter of credit or other security deemed appropriate by Landlord securing Tenant’s lien-free completion of Tenant’s Pre-Occupancy Work.

(b) Such pre-term access by Tenant and Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall be subject to scheduling by Landlord.

(c) Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s agents or representatives in performing the Work and any additional work pursuant to approved Change Orders. Landlord’s work in other areas of the Building or the Industrial Center, or the general operation of the Building. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke such license upon twenty-four (24) hours’ prior written notice to Tenant.

(d) Any such entry’ into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent. Landlord shall not be liable for any injury, loss or damage that may occur to any of Tenant’s Pre-Occupancy Work made in or about the Premises or to any property placed therein prior to the commencement of the term of the Lease, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, the Work or the additional work related to any approved Change Orders caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s Pre-Occupancy Work causes extra costs to be incurred by Landlord or requires the use of other Building services. Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such other Building services at Landlord’s standard rates then in effect.

14. Lease Provisions: Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part to this Exhibit F. are hereby incorporated herein by reference. In the event of any conflict between the terms of the Lease and this Exhibit F. the terms of this Exhibit F shall prevail. Any amounts payable by Tenant to Landlord under this Exhibit F shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same. Landlord shall have all rights and remedies available to it as provided for in the Lease.

15. Landlord’s Work. Landlord shall also perform, at Landlord’s sole cost and expense, the following:

(a) installation of fiber conduit between 1392 Willow Road and 1394 Willow Road; and

(b) conversion of the existing grade level door into a dock high door with the following specifications:

(i) the door will be widened (currently such widening is estimated at approximately 18 inches);

(ii) the ramp to the parking lot shall be removed as far back as the Building to create a loading dock;

(iii) work required to install a ramp as a path from the fire corridor exit next to the small shipping door; and

(iv) if requested by Tenant in writing prior to the Rent Commencement Date, widening of an existing double door in the fire corridor wall opening into the new shipping dock.

Exhibit F, Page 4

Addendum 1

Option to Extend

This Addendum I (the “Addendum”) is incorporated as a part of that certain Industrial Lease dated December 10, 2009 (the “Lease”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio. Inc. (“Tenant”), for the leasing of those certain premises commonly known as 1394 Willow Road. Menlo Park, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below. Tenant shall have an Option (“Option”) to extend the initial Term of the Lease for a three (3) year period (“Extended Term”).

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Option (the “Option Notice”). If Landlord does not receive the Option Notice from Tenant on a date which is neither more than three hundred sixty five (365) days nor less than two hundred forty (240) days prior to the end of the initial Term of the Lease, all rights under this Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the initial Term of the Lease shall be extended for the Extended Term.

3. Determination of the Option Rent.

A. The Base Rent payable for each month during the Extended Term shall be set at ninety-five percent (95%) of the then-prevailing fair market rental rate (the “Prevailing Rental Rate”) for renewals of space of equivalent quality, type, size and location in comparable R&D buildings in Menlo Park, with the length of the Extended Term, the credit standing of Tenant, tenant improvement allowances then being granted in the marketplace and other market rent concessions then being offered in the marketplace to be taken into account. The Prevailing Rental Rate shall include the periodic rental increases, if any, that would be included for space leased for the period the Premises will be covered by the Lease. As used herein, “then-prevailing” shall mean the time period which is six (6) months prior to the commencement of the Extended Term and not the commencement date of the Extended Term. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of Landlord’s determination of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord’s notice, time being of the essence with respect thereto, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate.

B. If Tenant rejects Landlord’s determination of the Prevailing Rental Rate. Tenant’s written notice shall include Tenant’s own determination of the Prevailing Rental Rate. If Tenant does not deliver any written notice to Landlord within ten (10) days after receipt of Landlord’s notice of the Prevailing Rental Rate. Tenant shall be deemed to have withdrawn its exercise of its rights under this Addendum, whereupon Tenant’s rights under this Addendum shall be null and void and of no further force or effect. If Tenant and Landlord disagree on the Prevailing Rental Rate, then Landlord and Tenant shall attempt in good faith to agree upon the Prevailing Rental Rate. If by that date which is four (4) months prior to the commencement of the Extended Term (the “Option Trigger Date”). Landlord and Tenant have not agreed in writing as to the Prevailing Rental Rate, the parties shall determine the Prevailing Rental Rate in accordance with the procedure set forth in Paragraph C below.

C. If Landlord and Tenant are unable to reach agreement on the Prevailing Rental Rate by the Option Trigger Date, then within ten (10) days of the Option Trigger Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Prevailing Rental Rate. If either Landlord or Tenant fails to propose a Prevailing Rental Rate, then the Prevailing Rental Rate proposed by the other party shall prevail. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Prevailing Rental Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Paragraph C. Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator a licensed real estate broker with at least ten (10) years of experience leasing premises in Class A office buildings in Central San Mateo County (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator (which third Qualified Arbitrator shall not previously have represented either party hereto) and the third Qualified Arbitrator shall be the sole arbitrator (the “Sole Arbitrator”). If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the Sole Arbitrator. Within thirty (30) days alter submission of the matter to the Sole Arbitrator, the Sole Arbitrator shall determine the Prevailing Rental Rate by choosing whichever of the estimates

Addendum 1, Page 1

submitted by Landlord and Tenant the Sole Arbitrator judges to be more accurate. The Sole Arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding. If the Sole Arbitrator believes that expert advice would materially assist him or her. the Sole Arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator selected by each party shall be borne by that party. The fees of the Sole Arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Sole Arbitrator, shall be shared equally by Landlord and Tenant.

D. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, or following resolution of the Prevailing Rental Rate via mutual agreement or via arbitration, whichever shall be applicable, then, on or before the commencement date of the Extended Term. Landlord and Tenant shall execute an amendment to this Lease prepared by Landlord extending the Term on the same terms provided in this Lease, except as follows:

(i) Base Rent shall be adjusted to ninety-five percent (95%) of the Prevailing Rental Rate (which shall he the rental rate set forth in Landlord’s determination of the Prevailing Rental Rate, the rental rate determined by mutual agreement or the Prevailing Rental Rate determined by arbitration, as the case may he, but in no event less than the Base Rent payable by Tenant immediately prior to the expiration of the initial Term of this Lease):

(ii) Tenant shall have no further renewal option unless expressly granted by Landlord in writing: and

(iii) Landlord shall lease the Premises lo Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g. improvement allowance) or other tenant inducements, or pay any leasing commissions.

E. Tenant’s rights under this Addendum shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated. (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (3) Tenant fails to timely exercise its option under this Addendum, time being of the essence with respect to Tenant’s exercise thereof. Tenant shall have no other right to extend the Term of the Lease under this Addendum unless Landlord and Tenant otherwise agree in writing.

4. Condition of Premises for the Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein. Tenant shall accept the Premises in its then “As-Is” condition and, accordingly. Landlord shall not be required to perform any additional improvements to the Premises. Tenant shall not be responsible for brokerage commissions payable to a broker procured or hired by Tenant in connection with the Option if Landlord has agreed in writing to pay such commission.

5. Limitations On, and Conditions To. Extension Option. This Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default at any time during the initial Term of the Lease, or is in default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises: and/or (3) Tenant’s financial condition is unacceptable to Landlord at the time the Option Notice is delivered to Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) Tenant no longer has possession of alt or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Addendum.

Addendum 1, Page 2

Addendum 2

Right of First Offer

This Addendum 2 (“Addendum 2”) is incorporated as a part of that certain Industrial Lease dated December 10, 2009 (the “Lease”), by and between AMB Property L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), for the leasing of those certain premises commonly known as 1394 Willow Road. Menlo Park, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

During the first three (3) years of the initial Term of the Lease only, Tenant shall have a right of first offer to lease (the “Offer”) one or more of the following premises: (a) 1380 Willow Road consisting of 33,792 rentable square feet (but not less than all 33,792 rentable square feet); (b) 1003-1005 Hamilton Court consisting of 54,586 rentable square feet (but not less than all 54,586 rentable square feet); and (c) 1010-1024 Hamilton Court consisting of 21,240 rentable square feet (but not less than all 21,240 rentable square feet) (each, an “Expansion Space” and collectively, “Expansion Spaces”). A description of each of the Expansion Spaces is attached hereto and incorporated herein by this reference as Schedule I to this Addendum 2. Tenant’s Right of First Offer, as granted herein, is subject to the following conditions:

i. The Right of First Offer shall be void if, at the time of exercise of the Right of First Offer, Tenant is then currently in Default under the Lease beyond the expiration of applicable cure periods;

ii. The Right of First Offer shall be void if there has occurred a material and adverse change to Tenant’s financial condition;

iii The Right of First Offer is subject to the rights and options of the existing tenants (and their successors and assigns) presently occupying the Expansion Spaces; and

iv. The Right of First Offer is a one-time right with respect to each Expansion Space and not a continuing right. For example, if an Offer refers to the Expansion Space at 1380 Willow Road, and Tenant does not deliver an Election Notice to Landlord for such Expansion Space, Landlord shall no longer be obligated to re-offer such Expansion Space at 1380 Willow Road but Tenant’s Right of First Offer shall remain in effect and valid with respect to the Expansion Spaces located at 1003 - 1005 Hamilton Court and 1010 - 1024 Hamilton Court.

So long as the above conditions are satisfied, in the event any of the Expansion Spaces become vacant and Landlord desires to lease such Expansion Space(s), Landlord shall notify Tenant thereof, in writing (“Landlord’s Notice”). Tenant shall have five (5) business days after delivery of such notice to notify Landlord, in writing (the “Election Notice”), of Tenant’s election to lease the Expansion Space(s) referenced in Landlord’s Notice upon the terms and conditions set forth in this Lease. If Tenant elects not to lease all of such Expansion Space(s) so referenced or Tenant fails to notify Landlord of Tenant’s election to lease all such Expansion Space(s) within the time specified herein, it shall be deemed that (i) Tenant has elected not to lease said Expansion Space(s); (ii) Landlord may thereafter market such Expansion Space(s) to third parties; and (iii) all rights of Tenant in and to this Right of First Offer shall terminate and thereafter be of no further force or effect with respect to such referenced Expansion Space(s). Time is of the essence herein.

In the event Tenant properly and timely exercises this Right of First Offer as herein provided, Tenant shall deliver to Landlord a non-refundable deposit in the amount equivalent to one month’s Base Rent for the Expansion Space(s), and the parties shall have ten (10) working days after Landlord receives the Election Notice from Tenant in which to execute an amendment to this Lease setting forth the agreed-upon terms. Such amendment to this Lease, shall provide for, among other things, the addition of the applicable Expansion Space(s) to the Premises, the adjustment of the Base Rent and the percentage of Tenant’s Share. Upon full execution of an amendment for such Expansion Space(s), the non-refundable deposit shall be credited toward Base Rent for such Expansion Space(s), as agreed upon by the parties. If the parties fail to timely execute and deliver such amendment, Landlord shall retain the non-refundable deposit and Tenant shall have no rights, title or interest therein. Notwithstanding the foregoing, Landlord shall (a) return to Tenant the non-refundable deposit if in the amendment to the Lease Landlord solely (and without Tenant’s consent or approval) deviates from the terms proposed by Landlord for the leasing of the applicable Expansion Space(s) to Tenant as set forth in Landlord’s Notice and (b) be obligated to return the non-refundable deposit if Landlord’s failure to execute and deliver the amendment is due to Landlord’s default under this Addendum 2.

The Right of First Offer shall terminate and be of no force or effect if, at any time. (i) Tenant is in Default under this Lease beyond the expiration of applicable cure periods or (ii) the Lease has been assigned or the Premises are being subleased, except in each case to an Affiliate, at the time the Right of First Offer is offered to Tenant. The Right of First Offer is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as a part of the Lease, except to an Affiliate. If

Addendum 2, Page 1

Tenant does not timely and properly elect to exercise the Right of First Offer granted herein with respect to an offered Expansion Space, based upon the terms proposed by Landlord as set forth in Landlord’s Notice, all rights, title and interest of Tenant in and to the Right of First Offer with respect to such Expansion Space shall terminate and be of no further force or effect.

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